                                                                   EXHIBIT 10.SS

                                                                  EXECUTION COPY




                          ELECTRICITY SUPPLY AGREEMENT

                                     BETWEEN

                             JEDI LINDEN NB, L.L.C.
                                    AS SELLER


                                       AND


                                INFINEUM USA L.P.
                                    as Buyer

                                       AND

                                TOSCO CORPORATION




                          DATED AS OF DECEMBER 21, 2001

                          ELECTRICITY SUPPLY AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
ARTICLE 1       DEFINITIONS AND INTERPRETATION ................................2
         1.1    Definitions ...................................................2
         1.2    Interpretation ................................................8

ARTICLE 2       TERM ..........................................................9
         2.1    Base Term of Agreement ........................................9
         2.2    Renewal of Agreement ..........................................9
         2.3    Condition Precedent ...........................................9

ARTICLE 3       REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS ..............9
         3.1    Representations and Warranties of Buyer .......................9
         3.2    Representations and Warranties of Seller .....................10
         3.3    Buyer's Acknowledgement ......................................11

ARTICLE 4       DELIVERY OF ELECTRICITY ......................................11
         4.1    Electricity Quality ..........................................11
         4.2    Electricity Quantity .........................................11
         4.3    Title: Risk of Loss ..........................................12
         4.4    Back-up Electricity Arrangements .............................12
         4.5    Closure or Disposition of Buyer's Facilities .................12
         4.6    Sales of Electricity to Third Parties ........................12
         4.7    On-site Generation Facility Status ...........................13
         4.8    Purchases of Electricity from Third Parties ..................13

ARTICLE 5       PRICE FOR ELECTRICITY ........................................13
         5.1    Price ........................................................13

ARTICLE 6       METERING .....................................................13
         6.1    Reporting Buyer's Use of Electricity .........................13
         6.2    Means of Measurement and Notice to Seller ....................13
         6.3    Testing ......................................................14
         6.4    Maintenance and Records ......................................15

ARTICLE 7       INVOICES AND PAYMENT .........................................16
         7.1    Billing ......................................................16
         7.2    Payment ......................................................16
         7.3    Infineum Steam Agreement .....................................16
         7.4    Disputes .....................................................16
         7.5    Adjustments ..................................................16
         7.6    Audit Rights .................................................17
         7.7    Books and Records ............................................17

ARTICLE 8       TAXES .......................................................17
         8.1    Taxes .......................................................17

ARTICLE 9       DEFAULT AND REMEDIES ........................................17
         9.1    Seller Default ..............................................17
         9.2    Buyer Default ...............................................18
         9.3    Tosco's Right to Cure .......................................19
         9.4    Remedies ....................................................19
         9,5    Damages .....................................................19
         9.6    Limitation on Liability for Damages .........................19
         9.7    Duty to Mitigate ............................................20

ARTICLE 10      FORCE MAJEURE ...............................................20
         10.1   Force Majeure ...............................................20
         10.2   Farce Maleure Defined .......................................20

ARTICLE 11      INDEMNIFICATION .............................................21
         11.1   Indemnification for Claims ..................................21
         11.2   Notice ......................................................22
         11.3   Defense .....................................................22
         11.4   Survival of Indemnifications ................................22

ARTICLE 12      DISPUTE RESOLUTION ..........................................23
         12.1   Dispute Resolution ..........................................23

ARTICLE 13      ASSIGNMENT ..................................................23
         13.1   General .....................................................23
         13.2   Permitted Assignments .......................................23
         13.3   Further Assurances ..........................................23
         13.4   Violations a Default: Further Remedies ......................23

ARTICLE 14      NOTICES .....................................................24
         14.1   General .....................................................24
         14.2   Notice to Tosco .............................................26
         14.3   Changes .....................................................26
         14.4   Holidays ....................................................26

ARTICLE 15      CONFIDENTIALITY .............................................26

ARTICLE 16      FURTHER ASSURANCES ..........................................28
         16.1   General .....................................................28
         16.2   Permits and Governmental Approvals ..........................28
         16.3   Financing ...................................................28

ARTICLE 17      MISCELLANEOUS ...............................................28
         17.1   Severability ................................................28
         17.2   Captions, Titles and Headings ...............................28
         17.3   Governing Law ...............................................29

17.4    Non-Waiver ..........................................................29
17.5    Relationship of the Parties .........................................29
17.6    Parties in Interest .................................................29
17.7    Non-Dedication of Facility ..........................................29
17.8    Modification ........................................................29
17.9    Entire Agreement ....................................................30
17.10   Attorneys' Fees .....................................................30
17.11   Costs and Expenses ..................................................30
17.12   Counterparts ........................................................30
17.13   Survival of Obligations .............................................30
17.14   No Effect on Pending Litigation .....................................30
17.15   Electricity Price for "Infineum Steam Agreement" ....................30


EXHIBITS

Exhibit A  Price of Electricity
Exhibit B  HTS Price
Exhibit C  Sample HTS Price Calculation
Exhibit D  Delivery Point

                          ELECTRICITY SUPPLY AGREEMENT



         This ELECTRICITY SUPPLY AGREEMENT (this "Agreement"), dated as of December 21, 2001, between JEDI LINDEN NB, L.L.C. ("Seller"), a Delaware limited liability company, INFINEUM USA L.P., a Delaware limited partnership ("Buyer"), and TOSCO CORPORATION, a Nevada corporation ("Tosco").

                                   WITNESSETH:

         WHEREAS, Cogen Technologies Linden Venture, L.P., a Delaware limited partnership ("Cogen") owns, operates and maintains an existing cogeneration facility (the "Existing Plant"), which produces electricity for delivery to Consolidated Edison Company of New York, Inc. pursuant to a Power Purchase Agreement, executed April 14, 1989, as amended from time to time, and steam for delivery to Buyer pursuant to an Amended and Restated Agreement for the Sale of Steam between Cogen and Buyer, dated as of January 1, 1999 (the "Infineum Steam Agreement");

         WHEREAS, East Coast Power L.L.C., an Affiliate of Cogen ("ECP") and Tosco Refining, L.P., an Affiliate of Tosco, entered into an Energy Services Agreement, dated as of February 14, 2000, as amended from time to time (the "ESA"), pursuant to which ECP would develop an approximately 172 megawatt ("MW") cogeneration facility (the "Linden 6 Facility") adjacent to the Existing Plant to produce electricity for sale to Tosco for use at the Bayway Refinery and to produce additional steam for delivery to, and use by Cogen and sale by Cogen to Bayway pursuant to an Agreement for the Sale of Steam between Cogen and Bayway dated as of April 8, 1993 ("Bayway Steam Agreement"), as may be amended from time to time;

         WHEREAS, ECP has assigned its interest in the ESA to Seller by instrument dated as of June 1,2000 and Tosco is the successor in interest to Tosco Refining, L.P.;

         WHEREAS, Cogen presently sells steam from the Existing Plant to Buyer for use at Buyer's Complex pursuant to the Infineum Steam Agreement;

         WHEREAS, Buyer desires to purchase Electricity from Seller;

         WHEREAS, Tosco desires to facilitate the furnishing of Electricity to Buyer;

and

         WHEREAS, the Parties herewith are entering into an agreement for Seller's furnishing of Electricity to Buyer.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         1.1 Definitions. As used in this Agreement, the following terms when initially capitalized in this Agreement shall have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. Solely for the purposes of defining the term Affiliate, "Control," when used with respect to any Person, means the possession of the power to direct or cause the direction of management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing. The ownership, directly or indirectly, of 10% or more of the voting securities of any Person shall constitute "Control" of such Person. El Paso Energy Corporation and its affiliates shall be deemed to be Affiliates of Seller.

         "Agreement" means this Electricity Supply Agreement, including all exhibits hereto, as amended from time to time,

         "Annual Period" means any one of a succession of consecutive twelve
(12) Month periods, the first of which shall begin on the Commercial Operations Date of the Linden 6 Facility.

         "Base Term" of this Agreement has the meaning assigned to it in Section 2.1.

         "Bayway Property" means the land upon which the Bayway Refinery is located at Linden, N.J. and Elizabeth, N.J. and such other properties that could be served by the Linden 6 Facility without adversely affecting the Linden 6 Facility's qualification as an On-site Generation Facility.

         "Bayway Refinery" means (i) the oil refinery, marketing terminal, petrochemical plant and associated facilities owned or operated by Bayway or an Affiliate of Bayway; (ii) the operations of Buyer; (iii) the operations of Exxon Company, U.S.A. Site Remediation; and (iv) any other facilities or operations all located on the Bayway Property that are related to and integrated with the industrial processes or marketing terminal operations of the Baway Refinery (whether or not owned or operated by Bayway or an Affiliate or a Third Party).

         "Btu" means one British Thermal Unit.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Linden, New Jersey, are authorized or required by law to close.

         "Buyer" means Infineum USA L.P., a Delaware limited partnership, and its permitted successors and assigns.

         "Buyer's Complex" means Buyer's chemical plant (formerly Exxon Chemical Company's Chemical Plant) located at Linden, New Jersey, and does not include the technology center owned by Buyer in Linden, New Jersey.

         "Buyer's Load" means Buyer's aggregate consumption of Electricity (in kWh) at Buyer's Complex.

         "Buyer's Property" means the real property interests, if any, and of whatever nature in and to the land upon which Buyer's Complex is located.

         "Buyer's Requirements" means Buyer's Electricity requirements for Buyer's Complex.

         "Change in Law" means a change which occurs after the Effective Date in any statute, ordinance, regulation or policy of any Governmental Authority or the policies, rules or procedures of PJM or any other legal requirements applicable to the construction, operation or maintenance of the Linden 6 Facility.

         "Claiming Party" means a Party claiming Force Majeure.

         "Claims" has the meaning assigned to it in Section 11.1.

         "Commercial Operations Date" means the date declared by Seller in a notice to Buyer and Tosco on or after the date on which Electricity is first available to be delivered hereunder from the Linden 6 Facility to the Delivery Point by Seller following successful completion of Operational Testing of the Linden 6 Facility, consistent with Prudent Electric Industry Practice.

         "Cost of Fuel" means, for any Month, the average price for natural gas (including the value of Refinery Gas) delivered to the Linden 6 Facility during such Month, including the cost of transportation and related services necessary for the purchase and delivery of such fuel, inclusive of all Taxes, expressed in $/MMBtu.

         "Default" has the meaning assigned to it in Article 9.

         "Delivery Point" means the point as described in Exhibit D.

         "Effective Date" has the meaning assigned to it in Section 2.1.

         "Electricity" means electrical energy, expressed in kilowatt-hours
(kWh), for Buyer's Complex.

         "Existing Plant" means the cogeneration facility and all appurtenant structures and equipment owned by Seller in Linden, New Jersey, as of the date hereof and as generally described in the filing made with the FERC in Docket No. QF90-65-000 for the purpose of producing steam and generating electricity and does not include any portion of the Linden 6 Facility.

         "FERC" means the Federal Energy Regulatory Commission.

         "FERC Rules" means the regulations promulgated by the FERC under PURPA that are set forth in 18 C.F.R. Part 292, or successor regulations and any other applicable regulations promulgated by the FERC.

         "Force Majeure" has the meaning assigned to it in Section 10.2.

         "Governmental Authority" means any governmental, legislative, judicial or administrative body or court or any other Person authorized to make or enforce laws or regulations or exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government.

         "HTS Price" means the price for Electricity furnished by PSE&G pursuant to its published HTS Rate Schedule, as may be amended from time to time, calculated in the manner set forth in Exhibit B.

         "Independent Party" means an independent party unrelated, directly or indirectly, to either Party and mutually agreeable to the Parties.

         "Infineum Steam Agreement" has the meaning assigned to it in the recitals hereof.

         "Interest Rate" means two (2) percent over the bank prime loan rate as reported in Federal Reserve Statistical Release H.15 (or a successor publication of similar authority, if Statistical Release H.15 is discontinued) for the day payment becomes due; provided, however, in no event shall the Interest Rate exceed the maximum rate of interest permissible under the laws of the State of New Jersey.

         "Linden 6 Facility" has the meaning assigned to it in the second recital.

         "Metering Points" means those points where Buyer receives Electricity from the electrical distribution facilities of the Bayway Refinery.

         "Month" means a calendar month, except for the calendar month that includes the Commercial Operations Date, in which case the term means the period commencing on such date and ending on the last day of such calendar month.

         "MMBtu" means one million Btus.

         "MW" means millions of watts.

         "New Taxes" means any Taxes imposed on or required to be collected by Seller on or after the Effective Date for the delivery, purchase or sale of Electricity pursuant to this Agreement that are not or would not be reflected in the calculation of the price for Electricity pursuant to Section 5.1 because such Taxes are not imposed on or required to be collected by PSE&G pursuant to its HTS Rate Schedule, as may be amended from time to time.

         "On-site Generation Facility" has the meaning provided in New Jersey P.L. 1999 (The Electric Discount and Energy Competition Act), Chapter 23, Sec. 3, and as may be amended from time to time.

         "Party" means Buyer or Seller or Tosco, as the case may be, and its permitted successors and assigns.

         "Person" means a natural person, corporation, limited liability company, partnership, association, joint venture, real estate investment trust or business trust (including any beneficiary thereof), unincorporated association, and any other form of business, legal or governmental entity.

         "PJM" means the PJM Interconnection, L.L.C. or any successor independent system operator or regional transmission organization performing substantially similar functions.

         "Prudent Electric Industry Practice" means any of the practices, methods or acts (i) required by the National Electric Safety Code, PJM, the North American Electric Reliability Council, or the successors of any of them, whether or not Seller is a member thereof, or (ii) otherwise engaged in or approved by a significant portion of the electric generation industry during the relevant time period or any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Electric Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

         "PSE&G" means the Public Service Electric and Gas Company, its successors and assigns.

         "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

         "Refinery Gas" means any natural gas that Tosco may, in its sole discretion and limited solely by its rights pursuant to the ESA to make such arrangements, arrange for delivery to the Linden 6 Facility in exchange for refinery gas produced by the Bayway Refinery. Such natural gas shall be valued for purposes of this Agreement at the arithmetic average of the common range prices (in $/MMBtu) published by Financial Times Energy in Gas Daily for delivery of natural gas to citygates identified as (a) "Tetco M-3" and (b) "Transco Zone 6 NY" for deliveries of natural gas made on such Day (identified in Gas Daily as the "flow date") or, if no price is published for deliveries of natural gas made on such Day, the most recent prices published for deliveries made on a Day prior to such Day (the "Gas Daily Price"). If the publication of prices in Gas Daily for "Tetco M-3" or "Transco Zone 6 NY" is discontinued or reconstituted in such a manner so as to render them unusable for the purposes intended by the Parties, Seller and Tosco shall agree on a substitute publication of natural gas prices commonly accepted in the natural gas industry that most closely reflects the prices for natural gas delivered in like quantity and quality to the facilities of PSE&G in or near Linden, New Jersey.

         "Qualifying Facility" means a facility that meets the requirements set forth in the FERC Rules implementing PURPA for a qualifying cogeneration facility.

         "Seller" means JEDI Linden NB, L.L.C., a Delaware limited liability company, and its permitted successors and assigns.

         "Taxes" shall mean any or all ad valorem, property (including host community benefit fees and payments in lieu of taxes), occupation, severance, generation, first use, conservation, Btu or energy, transmission, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes or, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on Seller's or its Affiliates' net income or net worth.


         "Third Party" means a Person other than a Party.

         "Tosco" means Tosco Corporation, a corporation organized pursuant to the laws of the State of Nevada, and its permitted successors and assigns.

    1.2 Interpretation.

         A. Each Party acknowledges that each of the other Parties and their respective counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         B. Defined terms in this Agreement shall include in the singular number the plural, and in the plural number the singular. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Article, section and exhibit references are to articles, sections of and exhibits to this Agreement, except as otherwise indicated.


         C. Unless otherwise stated, any reference in this Agreement to any Governmental Authorities or to any statutes and regulations shall include references to any successors to such Governmental Authority and to any successor provisions to such statutes and regulations, respectively.

         D. When used in this Agreement, the words "Btu" and "MMBtu" when used to describe the energy equivalent of a quantity of fuel shall, unless otherwise expressly indicated, refer to the higher heating value ("HHV") of such fuel;
the words "hereof," "herein," "hereunder" and words of similar import shall, unless otherwise expressly indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement; the words "include," includes," and "including" shall be understood to mean inclusion without limitation.

                                    ARTICLE 2

                                      TERM

     2.1 Base Term of Agreement. This Agreement shall be effective as of the later of the date of execution or the satisfaction of the Condition Precedent as set forth in Section 2.3 (the "Effective Date") and shall continue until the date which is the fifth (5th) annual anniversary of the Commercial Operations Date of the Linden 6 Facility (the "Base Term"), unless earlier terminated or extended in accordance with the terms of this Agreement.

     2.2 Renewal of Agreement. The Parties agree to negotiate in good faith an agreement for the continued supply of Electricity to Buyer's Complex that would be effective upon expiration of the Base Term.

     2.3 Condition Precedent. This Agreement shall not be effective until Tosco and Seller shall execute certain amendments to the ESA related to the furnishing of Electricity to Infineum prior to the Commercial Operations Date, acceptable to Seller, necessary to facilitate Seller's performance of this Agreement. Seller shall notify Buyer when Seller and Tosco have executed such amendments.


                                    ARTICLE 3

                REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

     3.1 Representations and Warranties of Buyer. As of the execution of this Agreement and the Effective Date, Buyer represents and warrants to Seller that:

          A. It is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware, and is qualified to do business in the State of New Jersey.

          B. Buyer possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

          C. Neither the execution nor delivery by it of this Agreement conflicts with, results in a breach of or constitutes a default under (i) any of the terms, conditions or provisions of its certificate or articles of incorporation, articles of association, limited liability company or partnership agreement, by-laws or other constituent documents, (ii) any material, federal, state or local law, or any order, rule or regulation of any Governmental Authority having jurisdiction over it or its properties or by which it or its properties may be bound, or (iii) any agreement or instrument to which it is a Party or by which it or any of its properties may be bound, other than with respect to any agreements or instruments for which consents or approvals are required from any partner or member of Buyer.

          D. Buyer intends to conduct its operations and activities in such a manner that no such operations or activities adversely affect the qualification of the Linden 6 Facility as an On-site Generation Facility.

          E. No suit, action or arbitration, or legal, administrative or other proceeding is pending or threatened against Buyer or its Affiliates that would affect the validity or enforceability of this Agreement or the ability of Buyer to materially fulfill its commitments hereunder.

     3.2 Representations and Warranties of Seller. As of the Effective Date, Seller represents and warrants to Buyer that:

          A. Seller is a limited liability company duly organized and existing under the laws of the State of Delaware and is duly qualified to do business in the State of New Jersey.

          B. Seller possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

          C. Neither the execution nor delivery by it of this Agreement conflicts with, results in a breach of or constitutes a default under (i) any of the terms, conditions or provisions of its certificate or articles of incorporation, articles of association, limited liability company or partnership agreement, by-laws or other constituent documents, (ii) any material, federal, state or local law, or any order, rule or regulation of any Governmental Authority having jurisdiction over it or its properties or by which it or its properties may be bound, or (iii) any agreement or instrument to which it is a Party or by which it or any of its properties may be bound, other than with respect to any agreements or instruments for which consents or approvals are required from any partner or member of Seller.

          D. No suit, action or arbitration, or legal, administrative or other proceeding is pending or threatened against Seller or its Affiliates that would affect the validity or enforceability of this Agreement or the ability of Seller to materially fulfill its commitments hereunder.

     3.3 Buyer's Acknowledgement. Buyer hereby acknowledges that this Agreement is the product of arm's-length negotiation and that there is no conflict between any arrangement under this Agreement and any contract or agreement between Buyer and Tosco for the supply or furnishing of Electricity within the Bayway Property. Buyer acknowledges that Buyer's Complex is not directly connected to Seller's Delivery Point, that Electricity furnished to Buyer will be delivered at the Delivery Point into electric distribution facilities owned by Tosco and that Buyer is responsible for arranging the delivery of Electricity from the Delivery Point to Metering Points at points of interconnection between the electrical distribution facilities of the Bayway Refinery and Buyer's Complex and for any and all costs incurred as a result thereof.

                                    ARTICLE 4

                             DELIVERY OF ELECTRICITY

     4.1 Electricity Quality. Commencing on the Commercial Operations Date, Seller shall deliver Electricity to Buyer at 230kV (nominal) and 60 Hertz (nominal) at the Delivery Point. Buyer shall make all arrangements necessary for the delivery of Electricity from the Delivery Point to the Metering Points.

     4.2 Electricity Quantity. From and after the Commercial Operations Date (i) Seller shall provide all of Buyer's Requirements for Electricity for Buyer's Complex up to but not exceeding a maximum coincident demand of ten (10) MW and
(ii) Buyer shall take all of Buyer's Requirements for Electricity, which are presently estimated, but not guaranteed, to be approximately five and one-half (5.5) MW. Seller recognizes that Buyer may reduce, terminate, or change the nature of its operations at Buyer's Complex and that Buyer's Requirements may be reduced or eliminated as a result. Buyer shall notify Seller and Tosco as soon as practicable following Buyer's reasonable anticipation of any material change or elimination of Buyer's Requirements. If Buyer elects to dispose of or cease all or substantially all of its industrial operations in Buyer's Complex or otherwise reduce or eliminate seventy-five percent (75%) of

Buyer's Requirements for a period of one hundred eighty (180) days or more as compared to Buyer's Requirements for the immediately preceding one hundred eighty (180) day period, other than because of Force Majeure, Seller may elect to terminate this Agreement upon fifteen (15) days prior notice to Buyer and Tosco.

     4.3 Title: Risk of Loss. Seller shall be deemed to be in exclusive control (and responsible for any damages or injury caused thereby) of the Electricity on Seller's side of the Delivery Point and Buyer shall be deemed to be in exclusive control (and responsible for any damages or injury caused thereby) of the Electricity at and from the Delivery Point. Title to and the risk of loss related to the Electricity shall transfer from Seller to Buyer at the Delivery Point. The Parties acknowledge that Tosco will not possess title to any of the Electricity delivered to Buyer under this Agreement at any time.

     4.4 Back-up Electricity Arrangements. In the event that the Linden 6 Facility is not available to produce Electricity for delivery to Buyer, Seller shall be responsible for arranging the supply of back-up Electricity required by Buyer at Buyer's Complex at no additional cost to Buyer.

     4.5 Closure or Disposition of Buyer's Facilities. In the event that Buyer closes or otherwise shuts down Buyer's Complex for any reason, or disposes of Buyer's Complex by any means, including hut not limited to Force Majeure, Buyer shall provide Seller with notice of such closure, shutdown or disposition not more than three (3) days after Buyer obtains knowledge that Buyer's Complex will be closed, shut down or disposed.

     4.6 Sales of Electricity to Third Parties.

          A. Purchases and Sales of Electricity; Affiliate Transactions. Seller may sell Electricity to Third Parties or to any Affiliate of Seller.

          B. No Resales by Buyer. Buyer shall not be entitled to resell or check meter Electricity delivered by Seller hereunder to any Third Party.

     4.7 On-site Generation Facility Status. Buyer and Seller shall conduct their operations and activities in a manner that such operations and activities do not prevent or otherwise adversely affect the qualification of the Linden 6 Facility as an On-site Generation Facility. Upon notice to Buyer and Tosco, Seller may suspend delivery of Electricity to Buyer if, at any time, Buyer's use or redistribution of Electricity furnished pursuant to this Agreement is not in compliance with the requirements for an On-site Generation Facility.

     4.8 Purchases of Electricity from Third Parties. Buyer acknowledges that Seller may satisfy its obligation to deliver Electricity to Buyer pursuant to this Agreement from resources other than the Linden 6 Facility.

                                    ARTICLE 5

                              PRICE FOR ELECTRICITY

     5.1 Price. The price which Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, on and after the Commercial Operations Date for Buyer's Requirements is set forth in Exhibit A, which is inclusive of all Taxes on the delivery, purchase and sale of Electricity hereunder as of the date of execution hereof.

                                    ARTICLE 6

                                    METERING

     6.1 Reporting Buyer's Use of Electricity. Not later than 5:00 p.m. on the first Business Day following the conclusion of any Month during the Term, Tosco shall in good faith provide Seller and Buyer with Buyer's Load during the immediately preceding Month, including reasonable supporting data and other relevant information. Buyer shall use commercially reasonable efforts to insure an accurate determination of Buyer's Load. Tosco's existing meters at existing Metering Points, or such additional meters as may be necessary to measure Buyer's consumption of Electricity at additional Metering Points within the Bayway Property, shall be used for all quantity measurements regarding Buyer's Load. For purposes of this Agreement, Electricity shall be measured in kilowatt-hours (kWh), without respect to demand or time of use.

     6.2 Means of Measurement and Notice to Seller. Buyer shall be required to arrange with Tosco to measure the quantity of Electricity received by Buyer. Buyer shall arrange with

Tosco to design, install, operate, maintain and own all measuring equipment necessary for the accurate measurement and determination of Buyer's Load. Such measurement shall be determined by one or a combination of the following methods:

          A. Using the registration of any meter or meters of Tosco, if accurately registering; or

          B. In the absence of an accurately registering meter of Tosco, making a calibration test or mathematical calculation, if the percentage of error is ascertainable; or

          C. In the absence of both an accurately registering meter of Tosco and an ascertainable percentage of error, estimating by reference to quantities measured during period of similar conditions when Buyer's meter was registering accurately. Buyer shall arrange with Tosco to repair or recalibrate any inaccurate meter in a timely manner; or

          D. In the absence of an ability to use any of the above methods of measurement, estimating by reference to Buyer's operating records for Buyer's Complex for the period in question.

     6.3 Testing. All meters used for measuring the quantity of Electricity received by Buyer shall be maintained under the following procedures:

          A. Testing of Meters. Buyer shall arrange with Tosco to test and verify the accuracy of Tosco's measuring equipment annually in Seller's presence. The calibration procedure to be used under this Section 6.3A shall be mutually agreed to by the Parties prior to the time Seller first delivers Electricity to Buyer. Seller shall have the right to witness and audit any measuring of, or testing performed on, the meters used to determine Buyer's Load. Seller shall give timely notice to Buyer and Tosco in advance of taking any of such actions.

          B. Other Testing of Meters. In the event that a Party notifies the other Parties that it desires a test of its own or of another Party's measuring equipment, the Parties shall cooperate to secure a prompt verification of the accuracy of such equipment.

          C. Costs of Testing. Buyer and Seller shall bear the cost of the testing and any required adjustments of their respective measuring equipment. In the event that a Party requests more frequent testing of another Party's measuring equipment, the requesting Party shall bear the cost of the testing unless such equipment is found to be inaccurate by one percent (1%) or greater. For purposes of this
Section 6.3C, the obligations of Buyer shall apply to Tosco's meters used to measure Buyer's Load.

          D. Corrections of Measuring Equipment. If, upon testing, any measuring equipment is found to be inaccurate by less than one percent (1%) at a rate corresponding to the average hourly rate for Electricity supplied by Seller to Buyer's Complex for the period since the last preceding test, previous recordings of such equipment shall be considered accurate in computing deliveries of Electricity hereunder, but such equipment shall be promptly adjusted to record correctly to the extent possible. If, upon testing, any measuring equipment shall be found to be inaccurate by greater than one percent (1%) at a rate corresponding to the average hourly rate for Electricity supplied by Seller to Buyer's Complex for the period since the last preceding test, then such equipment shall be promptly adjusted to record properly, to the extent possible, and any previous recordings by such equipment shall be corrected to zero error, to the extent possible, and Seller shall promptly send to Buyer, pursuant to Article 7, billing adjustments based on such corrected recordings. If no reliable information exists as to when the equipment became inaccurate, it shall be assumed for correction purposes hereunder that such inaccuracy began at a point in time midway between the testing date and the last previous date on which the equipment was tested and found to be accurate or adjusted to be accurate.

     6.4 Maintenance and Records.

          A. Maintenance. Seller shall have the right to have a representative present whenever Buyer, Tosco or an Independent Party, as applicable, cleans, changes, repairs, inspects, tests, calibrates or adjusts any metering equipment or any equipment used in checking measurements. Seller shall give not less than five (5) days notice to Buyer or Tosco or the Independent Party, in advance of taking any such action, unless providing such notice is not feasible as a result of the need for immediate repairs in which case prompt notice shall be given.

          B. Records. The records from the test of any measurement equipment owned by Tosco shall remain the property of Tosco, but upon Seller's request to Buyer and Tosco, Buyer shall arrange to have Tosco submit to Seller Tosco's records and charts (or, at Tosco's option, copies thereof), together with calculations therefrom, for inspection and copying, subject to return by Seller within ten (10) days of receipt thereof.

                                    ARTICLE 7

                              INVOICES AND PAYMENT

     7.1 Billing. Within ten (10) days of receipt of Buyer's Load for the prior Month, Seller shall prepare and deliver to Buyer, and contemporaneously deliver a copy to Tosco, an invoice for Buyer's Load in the preceding Month at the price set forth in Article 5 of this Agreement.

     7.2 Payment. On or before ten (10) days after receipt of Seller's invoice, or if such day is not a Business Day, the immediately following Business Day, Buyer shall render by wire transfer the amount set forth on such invoice to the address provided in Section 14.1, and shall promptly notify Tosco by facsimile or in such other manner acceptable to Tosco that such payment has been made. Overdue payments shall accrue interest from and including the due date to, but excluding, the date of payment at the Interest Rate.


     7.3 Infineum Steam Agreement. Buyer shall not offset any amounts due to Seller for Electricity under this Agreement by any credits derived pursuant to the Infineum Steam Agreement.

     7.4 Disputes. If Buyer in good faith disputes an invoice, Buyer shall provide a written explanation of Buyer's good faith basis for the dispute to both Seller and Tosco not later than thirty (30) days of the due date for amounts billed, and Buyer shall pay the entire invoice no later than the due date. Notwithstanding the foregoing, however, Buyer shall retain the right to dispute invoices after payment thereof for a period of three (3) years after the date on which the invoice was paid. If any amount disputed by Buyer is determined to be due to Buyer, Seller shall pay Buyer within ten (10) days of such determination, in addition to interest accrued at the Interest Rate from the date initial payment of the disputed amount was received by Seller until the date paid to Buyer.

     7.5 Adjustments. Seller shall promptly prepare and deliver to Buyer, and contemporaneously to Tosco, an invoice setting forth any adjustments for discrepancies in billing identified through meter verifications pursuant to Article 6 or for any reason that would require immediate reimbursement of billed amounts to Buyer or additional payments by Buyer to Seller hereunder, along with interest accrued at the Interest Rate from the date such payments or reimbursement should have been paid in ordinary course to Buyer or Seller, as the case may be.

     7.6 Audit Rights. For a period of three (3) years after the rendering of any invoice furnished to Buyer pursuant to this Article 7, Buyer and Tosco may request of Seller and obtain reasonable access to the books, records, files and other data of the Linden 6 Facility in the possession of Seller to the extent such are necessary to determine, verify, analyze or confirm the reasonableness and necessity of the amounts charged and credited pursuant to this Agreement.

     7.7 Books and Records. Buyer and Seller shall each maintain complete and accurate records concerning the amounts charged and credited pursuant to this Agreement for a period of three (3) years from the date of invoices therefrom and shall make such records available to the other Parties in accordance with the provisions of Section 7.6.

                                    ARTICLE 8

                                      TAXES

     8.1 Taxes. In the event that Seller seeks to invoice Buyer for New Taxes pursuant to this Agreement, Seller shall provide written notice to Buyer as soon as reasonably practicable and shall propose a meeting to negotiate in good faith a revised price for Electricity. Buyer shall be responsible only for New Taxes that have been incorporated into a revised price for Electricity. If the Parties are unable to agree upon a revised price for Electricity, this Agreement shall terminate thirty (30) days after Buyer's receipt of such notice from Seller. Each Party shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with the intent to minimize Taxes, and shall use reasonable efforts to obtain and cooperate with the other Parties in obtaining any exemption from or reduction of any Tax.

                                    ARTICLE 9

                              DEFAULT AND REMEDIES

     9.1 Seller Default. The occurrence of any of the following events shall constitute a "Default" by Seller (with the understanding by the Parties that a Default by Seller under this

Agreement shall not constitute a default under the Infineum Steam Agreement unless the facts constituting a Default hereunder separately constitute a default thereunder):

          A. Seller fails to pay any amounts due to Buyer hereunder and such breach continues for a period of fifteen (15) days after notice thereof shall have been received by Seller from Buyer.

          B. Seller fails to materially perform any obligations to Buyer, or breaches a material term or condition of this Agreement, including a breach of its representations and warranties or covenants hereunder, and such breach continues for a period of sixty (60) days after notice thereof has been received by Seller from Buyer; provided, that if such breach is not reasonably capable of being cured within such sixty (60) day period and Seller reasonably commences to cure such breach within such sixty (60) day period, such sixty (60) day period shall be extended for such additional period, but in no event longer than eighteen (18) Months, as is reasonably necessary to remedy such failure if and for so long as Seller is diligently continuing efforts to pursue a cure for such breach.

          C. Any sale, assignment or other transfer in violation of Article 13.

     9.2 Buyer Default. The occurrence of any of the following events shall constitute a "Default" by Buyer (with the understanding by the Parties that a Default by Buyer under this Agreement shall not constitute a default under the Infineum Steam Agreement unless the facts constituting a Default hereunder separately constitute a default thereunder):

          A. Buyer fails to pay any amounts due Seller hereunder and such breach continues for a period of fifteen (15) days after notice thereof has been received by Buyer from Seller.

          B. Buyer fails to materially perform any obligation to Seller, or breaches a material term or condition of this Agreement, including a breach of its representations and warranties or covenants hereunder other than Sections 9.2A, 9.2C and 9.2D, and such breach continues for a period of sixty (60) days after notice thereof has been received by Buyer from Seller; provided, that if such breach is not reasonably capable of being cured within such sixty (60) day period and provided that Buyer reasonably commences to cure such breach within such sixty (60) day period, such sixty (60) day period shall be extended for such additional period, but in no event longer than eighteen (18) Months, as is reasonably necessary to remedy such failure if and for so long as Buyer is diligently continuing efforts to pursue a cure for such breach.

          B. Buyer fails to conduct its operations or activities in a manner so as to prevent an adverse effect on the qualification of the Linden 6 Facility as an On-site Generation Facility.

          C. Any sale, assignment or other transfer in violation of Article 13.

     9.3 Tosco's Right to Cure. The Parties agree and acknowledge that upon a breach by Buyer or Seller, Tosco shall have the same right, but not any obligation, to prevent a Buyer Default or Seller Default by acting on behalf of Buyer or Seller within the time required to cure such breach by Buyer or Seller.

     9.4 Remedies. If a Default has occurred and is continuing, the Party that is not in Default may, at its sole option, elect to terminate this Agreement and, subject to Article 12, take any action at law or in equity that may be available to it to enforce the payment of any damages or the performance of all obligations of the Party in Default hereunder. Notwithstanding the foregoing neither Party shall have a right to terminate this Agreement unless such Party shall have provided the other Parties notice of a breach pursuant to Section
9.1. The breaching Party shall have no less than the specified amount of time to cure such breach, which time shall expire on the later of the dates available to the breaching Party.

     9.5 Damages. Upon the occurrence of a Default hereunder, the aggrieved Party may elect to terminate this Agreement by providing notice thereof to the defaulting Party and shall be entitled to seek damages as available at law except as may be limited pursuant to Section 9.5.

     9.6 Limitation on Liability for Damages. The Parties agree that for breach of any provision under this Agreement, the obligor's liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived, except that any Party may seek specific performance of any provision of this Agreement, including such temporary injunctive relief as may be available at law or in equity. If, for any reason, Seller fails to furnish all or a portion of Buyer's

Requirements at the Delivery Point and such failure is not excused pursuant to this Agreement, Buyer's damages shall be limited to the reasonable cost of replacement power delivered at 230 kV (nominal) to the electrical distribution facilities of the Bayway Refinery. No Party shall be liable for consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages, by statute, in tort or contract, under any indemnity provision or otherwise. It is the intent of the Parties that the limitations herein imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including the negligence of any Party, whether such negligence be sole, joint or concurrent, or active or passive.

     9.7 Duty to Mitigate. Each Party shall use commercially reasonable efforts to mitigate the incurrence of damages.

                                   ARTICLE 10

                                  FORCE MAJEURE

     10.1 Force Majeure. If a Claiming Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party shall be excused from whatever performance is affected by such Force Majeure event but only to the extent so affected; provided, that: (i) the Claiming Party, within two (2) days after the occurrence of the Force Majeure event, gives the other Party notice describing the particulars of the occurrence and its estimated duration; (ii) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure event; and
(iii) the Claiming Party uses commercially reasonable efforts to remedy its inability to perform, to secure substitute suppliers or services and to resume its full performance under this Agreement; provided, however, that the Claiming Party's obligation to remedy its inability to perform shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of the Party involved in said dispute, are contrary to its best interest. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be excused by reason of Force Majeure from its obligation to pay any amounts due under this Agreement.

     10.2 Force Majeure Defined. "Force Majeure" means any event beyond the reasonable control of the Party affected thereby that adversely affects the ability of such Party to perform any obligation hereunder (other than failure to pay money when due), including but not limited to the following: acts of God, war or foreign enemy; unusually severe weather conditions; flood; earthquake; storm; hurricane; epidemics; lightning; fire; drought; explosion; riot; civil disturbance; strikes, lockouts or similar labor interruptions or labor disputes; sabotage; an event of force majeure occurring with respect to, or a suspension, curtailment or service interruption of, any third party supplier of Electricity, gas, water or waste water, or any Third Party Electricity, gas, water or waste water transmission or distribution provider (including any independent system operator or equivalent, and any interstate natural gas pipeline or any local Electricity, gas or water distribution company or provider of waste water); arrests and restraints of rules and people; any action of a court or a binding order of any Governmental Authority; inability after diligent application to obtain or maintain required permits, zoning or other required approvals from any Governmental Authority or other Third Party whose consent is required as a condition to a Party's performance hereunder; failure of Third Party facilities or Third Party major equipment breakdown; failure of any contractor, subcontractor or supplier to furnish labor, services, materials or equipment on the dates agreed to if such failure is caused by a Force Majeure; a change in applicable law; the failure of any public agency or Governmental Authority or any utility having jurisdiction of the Existing Plant to maintain utilities, services, water and sewer lines and power transmission lines; and any circumstance that would in the reasonable opinion of such Party endanger persons or property. A failure of equipment or machinery controlled or operated by a Party (whether leased or owned) shall not be considered Force Majeure irrespective of whether such equipment or machinery has been designed, manufactured, installed, or maintained by the Party or a Third Party unless such failure was due to a Force Majeure.

                                   ARTICLE II

                                 INDEMNIFICATiON

     11.1 Indemnification for Claims. Each Party shall defend, indemnify and hold harmless the other Parties and their officers, directors, employees, contractors, subcontractors, Affiliates and agents ("Related Parties") from and against any and all Third Party liabilities, claims, injuries (including death resulting therefrom), property damage, fines, penalties or assessments by any public agency, insofar as not prohibited by law, costs or expenses (including costs of defense, settlement and reasonable attorneys' fees) (collectively, "Claims") to the extent caused by the negligence or willful misconduct of the indemnifying Party or its Related Parties in connection with performance under this Agreement. The term "liabilities" in the preceding sentence, and the indemnification obligation, include any strict liability and other liability without fault, however named, asserted against the Parties indemnified.

     11.2 Notice. Each Party hereto shall promptly furnish the other Parties with notification (but in no event later than ten (10) days prior to the time any response is required by law) after such Party becomes aware of any event or circumstance which might give rise to such indemnification.

     11.3 Defense. The indemnifying Party shall have the right to defend any suit asserting a Claim covered by this indemnity and shall pay all costs and expenses (including reasonable attorneys' fees and expenses) that may be incurred in enforcing this indemnity. The indemnified Party may, at its own expense, retain separate counsel and participate in the defense of any such suit or action. The indemnifying Party shall not compromise or settle a Claim hereunder without the prior written consent of the indemnified Party; provided, however, that in the event such consent shall be withheld, then the liability of the indemnifying Party shall be limited to the aggregate of the amount of the proposed compromise or settlement, the amount of counsel fees and expenses outstanding at the time such consent shall have been withheld, and the amount of any outstanding claim against which indemnification applies and which is not covered by the proposed compromise or settlement (together with all costs and expenses associated with such outstanding Claim). Thereafter, the Party withholding such consent shall hold harmless and reimburse the indemnifying Party, upon demand, for the amount of any additional liability, counsel fees and expenses incurred by the indemnifying Party over and above the amounts described above after the time such consent shall have been withheld. To the extent a Party disputes its obligation to indemnify another Party or Parties, it shall not be considered a breach of this Agreement for such Party to fail to perform under this Section 11.3 until such time as such Party is determined to have the obligation to indemnify under Section 11.1.

     11.4 Survival of Indemnifications. The provisions of this Article shall survive the expiration or earlier termination of this Agreement.

                                   ARTICLE 12

                               DISPUTE RESOLUTION

     12.1 Dispute Resolution.

          A. The Parties agree to work in good faith to resolve any claim, demand, cause of action, dispute or controversy arising out of or relating to this Agreement. The Parties shall refer any such dispute to representatives of each Party's senior management for resolution.

          B. If the representatives of each Party's senior management are unable to resolve such dispute within ten (10) Business Days after such referral, the Parties shall have the right to exercise any and all remedies available to them at law or in equity.

                                   ARTICLE 13

                                   ASSIGNMENT

     13.1 General. Except as provided in this Article 13, no Party may assign or otherwise transfer this Agreement or any of its rights hereunder to any other Person without the express written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned.

     13.2 Permitted Assignments. Any Party may assign this Agreement to an Affiliate.

     13.3 Further Assurances. If reasonably requested by a Party proposing to effect an assignment pursuant to this Article 13, the other Parties shall reasonably cooperate to facilitate such proposed assignment, including without limitation by agreeing to furnish an estoppel certificate if and to the extent appropriate with respect to the assigning Party's compliance under this Agreement.

     13.4 Violations a Default; Further Remedies. Any sale, assignment or other transfer by Seller or Buyer in violation of this Article 13 shall constitute a Default hereunder at the option of the other Party (an "Article 13 Default"). In addition, in the event of an Article 13 Default, Seller shall be entitled to the following relief, in addition to any other remedies available at law or in equity: until Buyer's non-compliance is cured, Seller shall have no obligation to deliver

Electricity to Buyer or Buyer's proposed assignee and to purchase or pay for any back-up Electricity for Buyer or Buyer's proposed assignee hereunder.

                                   ARTICLE 14

                                     NOTICES

     14.1 General. All notices, notifications, invoices, payments, consents or other communications between the Parties shall be given in writing and shall either be delivered by hand or sent by certified or registered mail, return receipt requested, or by facsimile followed immediately by certified or registered mail, return receipt requested, as follows:

          If to Buyer:

                          Infineum USA L.P.
                          Bayway Chemical Plant
                          Park and Brunswick Avenues
                          P.O. Box 23
                          Linden, New Jersey 07036
                          Attn: Susan Frederick
                          Facsimile: (908) 474-3838

          with a copy to:
                          Infineum USA L.P.
                          Bayway Chemical Plant
                          Park and Brunswick Avenues
                          P.O. Box 23
                          Linden, New Jersey 07036
                          Attn: Tom Loeffler
                          Facsimile: (908) 474-7609

          With the exception of invoices, which shall be sent to the following address:
                          Infineum USA L.P.
                          Bayway Chemical Plant
                          Park and Brunswick Avenues
                          P.O. Box 23
                          Linden, New Jersey 07036
                          Atta: Rose Lazaro
                          Facsimile: (908) 474-7609

          If to Seller:
                          JEDI Linden NB, L.L.C.
                          1001 Louisiana Street
                          Houston, Texas 77002
                          Attn: Mr. Robert J. Licato
                          Facsimile: 713-420-3978
          with a copy to:

                          East Coast Power L.L.C.
                          1095 Cranbury - S. River Road
                          Jamesburg, New Jersey 08831
                          Attn: Linden 6 Facility Manager
                          Facsimile: 609-409-9404

          If to Tosco:

                          Tosco Corporation
                          1400 Park Avenue
                          Linden, New Jersey 07036
                          Attn: Catherine Pihokken
                          Facsimile: 908-523-5258


          with a copy to:

                          Bayway Refining Company
                          1400 Park Avenue
                          Linden, New Jersey 07036
                          Attn: Refinery Manager
                          Facsimile: 908-523-5900

Notices shall be deemed received when delivered by hand, upon receipt (as indicated on a return certificate), or when sent by facsimile.

     14.2 Notice to Tosco. A copy of any material notice, notification, invoice, payment, consent or other communication required to be provided hereunder from Seller to Buyer, or from Buyer to Seller, shall also be contemporaneously provided to Tosco in accordance with the procedures set forth in this Article 14.

     14.3 Changes. A Party may change its address for notice hereunder, or provide for additional Persons to be noticed, by giving the other Parties notice as provided above.

     14.4 Holidays. If the date on which a notice is due, or a prescribed action is necessary falls on a day that is not a Business Day, the date on which such notice or action shall be due shall be extended until the next succeeding Business Day.

                                   ARTICLE 15

                                 CONFIDENTIALITY

          The Parties agree to define "Confidential Information" as all information, data and other non-public information and materials (including information concerning Buyer's or Seller's or Tosco's operations such as information regarding maintenance at Buyer's Complex or the Bayway Refinery, the Existing Plant or the Linden 6 Facility) relating to this Agreement and the terms or conditions of this Agreement or disclosed pursuant to any term or provision of this Agreement that is provided by a Party to one or more of the Parties in written, graphical or other tangible form marked "Confidential" or with similar legend clearly identifying the Party's proprietary interest, or in oral form with the proviso that, if orally transmitted, such information shall be identified as confidential and the confidential nature of such information shall be confirmed in writing within thirty (30) days of the initial oral disclosure. The Parties agree that all Confidential Information shall be kept confidential and shall not be disclosed or used for any purpose other than matters related to this Agreement; provided, however, that Confidential Information may be disclosed to any Party on a need to know basis in accordance with the terms of this Agreement. Such obligations of confidentiality shall survive the termination of this Agreement by three (3) years. Each Party shall be permitted to disclose Confidential Information to such Party's and its Affiliates' officers, directors, employees, agents, counsel, accountants, consultants, contractors or advisors who need to know such information for the purpose of implementing this Agreement or the transactions contemplated hereby, and agrees to notify such Persons of the confidential nature of such Confidential Information, and to be responsible for any unauthorized disclosure of such Confidential Information by such Persons. Seller shall be permitted to disclose Confidential Information to those of its Lenders and prospective Lenders or prospective purchasers who agree to keep such information confidential by executing a confidentiality agreement in form and substance which reasonably satisfies the provisions of this Article. Confidential Information shall not be deemed confidential if it (i) was in the public domain prior to the date hereof, (ii) becomes publicly available after the date hereof other than as a result of the unauthorized disclosure thereof by a Party or by an officer, director, employee, agent or Affiliate of a Party, or (iii) is required to be disclosed pursuant to applicable laws or regulations or pursuant to administrative or judicial process; provided, however, that the disclosing Party provides the non-disclosing Parties with written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and that, except with regard to disclosures to the Securities and Exchange Commission, the disclosing Party uses its best efforts to obtain assurances that confidential treatment will be accorded to such information. The Parties shall be entitled to all remedies available at law or in equity to enforce or seek relief in connection with this confidentiality obligation.

                                   ARTICLE 16

                               FURTHER ASSURANCES

     16.1 General. Each Party agrees to execute and deliver all further instruments and documents, and take any further action that may be reasonably necessary to effectuate the purpose and intent of this Agreement.

     16.2 Permits and Governmental Approvals. Buyer and Seller shall cooperate with each other and shall use reasonable efforts to assist each other in maintaining all permits and approvals from any Governmental Authority required for the operation of the Linden 6 Facility, Appurtenant Systems and interconnections and for favorable Tax treatments. At Buyer's request after the Commercial Operations Date, Seller shall use commercially reasonable efforts, at Buyer's expense, to modify or amend any such permits or approvals; provided, that such modifications or amendments shall have no material adverse effect on Seller.

     16.3 Financing. Buyer understands that Seller or its Affiliates may from time to time arrange financing relating to the Linden 6 Facility, the Existing Plant or both, and Buyer agrees to cooperate with Seller's or its Affiliates' financing efforts. If any Lender requires any consents to this Agreement, Buyer agrees to enter into good faith negotiations with Seller with respect to such Lender's or investor's requested consents and will provide, at Seller's request, opinions of counsel or estoppel certificates reasonably related thereto.

                                   ARTICLE 17

                                  MISCELLANEOUS

     17.1 Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, then such holding shall not invalidate or render unenforceable any other provision hereof and the Parties shall immediately renegotiate in good faith such provision to eliminate such invalidity or unenforceability, consistent with the intent of this Agreement.


     17.2 Captions, Titles and Headings. The captions, titles, and headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

     17.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of New Jersey, without regard to principles of conflict of laws thereof.

     17.4 Non-Waiver. Except as may be expressly provided in this Agreement or in a writing signed by the Party against whom a waiver is claimed, the failure of any Party to insist in any instance on strict performance of any provision of this Agreement shall not be construed as a waiver of any such provision or the relinquishment of any rights thereunder in the future, but the same shall continue and remain in full force and effect.

     17.5 Relationship of the Parties. The Parties are, and intend to be, independent contractors with respect to each other. THIS AGREEMENT SHALL NOT BE INTERPRETED OR CONSTRUED TO CREATE AN ASSOCIATION, TRUST, PRINCIPAL-AGENT RELATIONSHIP, JOINT VENTURE OR PARTNERSHIP BETWEEN THE PARTIES OR TO IMPOSE ANY PARTNERSHIP, AGENCY OR FIDUCIARY OBLIGATION OR LIABILITY UPON ANY PARTY. No Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or act as or be an agent or representative of, or otherwise bind the other Parties, except as may be expressly provided herein to perform a duty or obligation specifically set forth herein, and then only to the extent reasonably necessary to perform such duty or obligation.

     17.6 Parties in Interest. This Agreement shall inure only to the benefit of Buyer and Seller and Tosco and their permitted successors and assigns. Nothing contained in this Agreement, whether express or implied, is intended to confer upon any Third Party any benefits, rights or remedies.

     17.7 Non-Dedication of Facility. No part of the Linden 6 Facility shall be dedicated by virtue of this Agreement for the sale of electrical or thermal energy to the public generally and indiscriminately, for the exercise of a public franchise, or in the exercise of a public utility function.

     17.8 Modification. The provisions of this Agreement, including any exhibits, may be modified only by written agreement duly executed by each Party.

     17.9 Entire Agreement. This Agreement shall constitute the entire agreement between the Parties and cancels and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof.

     17.10 Attorneys' Fees. If any lawsuit or other action or proceeding relating to this Agreement is brought by any Party against any other Party or Parties hereto, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

     17.11 Costs and Expenses. In any dispute where any Party is entitled to reimbursement of costs, "costs" shall include interest on any judgment, court costs, and reasonable legal fees and expenses (including allocated fees of in-house counsel).

     17.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument.

     17.13 Survival of Obligations. Except as may be expressly provided in this Agreement, termination of this Agreement for any reason shall not relieve a Party of any obligation accruing or arising prior to such termination.

     17.14 No Effect on Pending Litigation. This Agreement shall have no effect whatsoever on the respective positions of the parties in Infineum USA L.P. v. Cogen Technologies Linden Venture, L.P., Civil Action No. 00-3222 (WGB) (D.N.J.) (the "Steam Agreement Litigation"). Nothing in this Agreement shall be construed or used as an admission by any Party in connection with the Steam Agreement Litigation and this Agreement shall not be used to support or to defend any claim in the Steam Agreement Litigation.

     17.15 Electricity Price for "Infineum Steam Agreement". Buyer and Seller acknowledge that the "HTS Price" calculated in accordance with Exhibit B of this Agreement shall be used as the value of the variable designated "HTS" in the calculations made in accordance with Exhibit A of the Infineum Steam Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates shown beneath their respective signatures, intending the rights and obligations of the Parties to become effective on the day and year first written above.

                                    JEDI LINDEN NB, L.L.C.

                                    By:     /s/ JOHN J O'ROURKE
                                            ------------------------------------
                                    Name:   John J. O'Rourke
                                    Title:  Vice President and Managing Director


                                    INFINEUM USA, L.P.

                                    By:   /s/ S. LEONARD BERLIN
                                          --------------------------------------

                                    Name:     S. Leonard Berlin
                                          --------------------------------------

                                    Title:    Treasurer
                                          --------------------------------------

                                    TOSCO CORPORATION

                                    By:     /s/ HERMAN L. SEEDORF III
                                            ------------------------------------

                                    Name:   Herman L. Seedorf III
                                            ------------------------------------

                                    Title:  Refinery Manager
                                            ------------------------------------

                                                                       EXHIBIT A

                              PRICE OF ELECTRICITY

          The price that Buyer shall pay to Seller for all Electricity furnished to Buyer shall be determined as follows:

          A. From and after Commercial Operation based on the HTS Price effective February 7, 2001, and until a new HTS Rate Schedule becomes effective, the price for all Electricity (in cents per kWh) shall be:


               5.76 cents per kWh,

               plus, when the Linden 6 Facility is operating and the Cost of Fuel exceeds $6.00 per MMBtu, 0.315 multiplied by the difference between the Cost of Fuel* less $6.00 per MMBtu. [Price for Electricity = 5.76 + 0.315 x (Cost of Fuel - 6.00) for Cost of Fuel > $6.00 per MMBtu]

          B. From and after the Day upon which a new HTS Rate Schedule becomes effective, the price for Electricity (in cents per kWh) shall be the calculated as follows; of:

               (1) If the Cost of Fuel is less than or equal to $7.00 per MMBtu, then the price for Electricity shall be the HTS Price multiplied by 0.9 [Price for Electricity = HTS Price Calculated in Exhibit B x 0.9];

               (2) If the Cost of Fuel is greater than $7.00 per MMBtu, then the price for Electricity shall be the greater of:

               (a) HTS Price multiplied by 0.9 [calculation same as (1) above], or

               (b) the sum of HTS Price multiplied by 0.45

               plus 0.6 cents,

               plus 0.4053 multiplied by the Cost of Fuel [Price for Electricity = (HTS Price Calculated in Exhibit B x 0.45) + 0.6 + (0.4053 x Cost of
          Fuel)]

               (3) If, for any Month, the Linden 6 Facility is not operated to produce Electricity supplied to Infineum for the entire Month, then the price for Electricity for such Month shall be the HTS Price multiplied by 0.9 for all fuel prices [Price for Electricity + HTS Price Calculated in Exhibit B x 0.9];

provided, however, if at any time during this Agreement, the new HTS Price is more than ten percent (10%) lower than the new HTS Price effective on February 7, 2001, the Parties shall meet and negotiate the price for Electricity.

                                                                      EXHIBIT B

                                   HTS PRICE(1)

SOURCE:        Public Service Electric and Gas HTS Rate Schedule from web site at www.pseg.com
               Third Revised Sheet Nos. 143 and 144 or equivalent/superseding sheets
               High Tension Service - High Voltage Service

RATES(2)     DESCRIPTION
--------     -----------
A            On peak demand charge including NJ sales and use tax (SUT) (June through September) - S per kW-month
B            On peak demand charge including NJ sales and use tax (SUT) (October through May) - $ per kW-month
C            On peak kWh charge including NJ SUT - cents per kWh
D            Intermediate kWh charge including NJ SUT - cents per kWh
E            Off peak kWh charge including NJ SUT - cents per kWh
F            Service charge

OTHER DATA      DESCRIPTION                SOURCE
----------      -----------                ------
Monthly kWh     Infineum monthly usage     Existing kWh meters - calculated as has been the practice
Load Factor     Average load/peak load     Average of January 2000 through June 2001 (ex Feb and
                                           Mar 2001) for Bayway site - 0.9389
HRS             Hours in the current month

CALCULATION PROCEDURE FOR MONTHLY BILL (ALL RESULTS IN $):
----------------------------------------------------------

Monthly kWh           kWh supplied by Tosco/Infineum meter readings
Peak kW               Monthly kWh / (0.9389 x HRS)                        0.9389 assumed constant

KILOWATT CHARGE:      Peak kW x A or B        A (June through September)    B (October through May)

KILOWATT-HOUR CHARGE:

                      kWh x C x 0.41667/100   peak usage 14 hours per day, 5 days per week - 14 x 5/(24 x 7) = 0.041667 plus
                      kWh x D x 0.08333/100   intermediate usage 14 hours on Saturday, 12/(24 x 7) = 0.08333 plus
                      kWh x E x 0.50/100       off peak - rest of the time 1.0 - 0.41667 - 0.08333 = 0.50

(if kilowatt-hour charge were split between winter/summer in the future, consistent method would be used with split)

SERVICE CHARGE: F          Monthly fee from rate schedule

TOTAL MONTHLY BILL:        Kilowatt charge + kilowatt-hour charge + service charge

HTS PRICE = AVERAGE POWER COST = TOTAL MONTHLY BILL / MONTHLY kWh * 100 (IN CENTS/kWh)


--------------

(1) This calculation of the HTS Price will be used for purposes of this Agreement and the Infineum Steam Agreement.

(2) See Sample HTS Price Calculation with figures labeled A through F in Exhibit C.

                                                                       EXHIBIT C

                          SAMPLE HTS PRICE CALCULATION
                  Using PSE&G'S February 7, 2001 Rate Schedule
                     (Third Revised Sheet Nos. 143 and 144)


SAMPLE DATA:

Month               October
Monthly kWh         3,960,000
        A           9.4320
        B           8.6130
        C           6.0173
        D           5.1434
        E           4.4461
        F           1823.47

Monthly kWh         3,960,000
Peak kWh            3,960,000/(0.9389 x 24 x 31) = 5668.95 kW


                                                                           MONTHLY
                                                                           CHARGE
                                                                           -------
KILOWATT CHARGE:    5668.95 x 8.613       use Oct-May-"B"                  $48,827
KILOWATT-HOUR CHARGE:
              Monthly kWh x C x 0.41667 / 100                              $99,286
              plus
              Monthly kWh x D x 0.8333 / 100                               $16,973
              plus
              Monthly kWh x E x 0.50 / 100                                 $88,033

SERVICE CHARGE:    F                                                       $ 1,823
                                                                            ------

TOTAL MONTHLY BILL                                                         $254,942

HTS PRICE = AVERAGE POWER COST = TOTAL MONTHLY BILL/MONTHLY kWh * 100      6.438 cents per kWh

PUBLIC SERVICE ELECTRIC AND GAS COMPANY                     CORRECTED
                                                     THIRD REVISED SHEET NO. 143
                                                            SUPERSEDING
B.P.U.N.J. No. 13 ELECTRIC                          SECOND REVISED SHEET NO. 143

                                RATE SCHEDULE HTS
                              HIGH TENSION SERVICE
                                   (Continued)

HIGH VOLTAGE SERVICE:
     SERVICE CHARGE:
        Customer:                                                  $1,720.25 in each month [$1,823.47 including
                                                                            New Jersey Sales and Use Tax (SUT)]

     KILOWATT CHARGE IN THE MONTHS OF JUNE THROUGH SEPTEMBER:

                                                     ON-PEAK                  INTERMEDIATE                  OFF-PEAK
                                                     -------                  ------------                  --------
     Per kilowatt unless                              CHARGES                    CHARGES                      CHARGES

     otherwise noted                                INCLUDING                  INCLUDING                    INCLUDING

                                        CHARGES         SUT         CHARGES         SUT         CHARGE         SUT
                                      ---------      --------      --------      --------     --------      --------
     Generation Capacity              $  2.8333      $ 3.0033      $ 0.0000      $ 0.0000     $ 0.0000      $ 0.0000
     Transmission Capacity            $  1.5058      $ 1.5961      $ 0.0000      $ 0.0000     $ 0.0000      $ 0.0000
     Market Transition Charge         $  4.6130      $ 4.8898      $ 0.0000      $ 0.0000     $ 0.0000      $ 0.0000
     Distribution Charge Remainder           **            **      $ 0.0000      $ 0.0000     $ 0.0000      $ 0.0000
                                      ---------      --------      --------      --------     --------      --------
     Total Kilowatt Charge            $  8.8980      $ 9.4320      $ 0.0000      $ 0.0000     $ 0.0000      $ 0.0000





Date of Issue: February 28, 2001                    Effective: February 7, 2001
  Issue by FRANCIS E. DELANY, Jr., Vice President and Corporate Rate Counsel
                   80 Park Plaza, Newark, New Jersey 07101
         Filed pursuant to Orders of Board of Public Utilities dated August
                   24, 1999 and September 17, 1999 in Docket Nos.
                  EO97070461, EO97070462, EO97070463 and EF99060390

                                                            CORRECTED
PUBLIC SERVICE ELECTRIC AND GAS COMPANY              THIRD REVISED SHEET NO. 144
                                                            SUPERSEDING
                                                    SECOND REVISED SHEET NO. 144
B.P.U.N.J. No. 13 ELECTRIC



                               RATE SCHEDULE HTS
                              HIGH TENSION SERVICE
                                  (CONTINUED)

KILOWATT CHARGE IN THE MONTHS OF OCTOBER THROUGH MAY:

                              ON-PEAK                  INTERMEDIATE                  OFF-PEAK
                              -------                  ------------                  --------
Per kilowatt unless                CHARGES                     CHARGES                     CHARGES
otherwise noted                   INCLUDING                   INCLUDING                   INCLUDING

                                 CHARGES      SUT       CHARGES       SUT       CHARGES      SUT
                                 -------      ---       -------       ---       -------      ---
Generation  Capacity             $2.8333    $3.0033     $0.0000    $0.0000     $0.0000     $0.0000
Transmission Capacity            $1.5058    $1.5961     $0.0000    $0.0000     $0.0000     $0.0000
Market Transition Charge         $4.2141    $4.4669     $0.0000    $0.0000     $0.0000     $0.0000
Distribution Charge Remainder      **         **        $0.0000    $0.0000     $0.0000     $0.0000
                                 -------    -------     -------    -------     -------     -------
Total Kilowatt Charge            $8.1250    $8.6130     $0.0000    $0.0000     $0.0000     $0.0000


** The Total Kilowatt Charge and Market Transition Charge are billed on the basis of monthly maximum demand. Generation Capacity and Transmission Capacity are calculated on the basis of the assigned Capacity and Transmission Obligation as determined below. The Distribution Charge Remainder per kilowatt will vary monthly such that each customer's bill for the sum of the above individual kilowatt charges (charge times demand or obligation as applicable), including the Distribution Charge Remainder, equals the Total Charge times times the applicable maximum demand.

KILOWATTHOUR CHARGE:

                              ON-PEAK                  INTERMEDIATE                  OFF-PEAK
                              -------                  ------------                  --------
PER KILOWATTHOUR                   CHARGES                     CHARGES                     CHARGES
                                  INCLUDING                   INCLUDING                   INCLUDING

                                  CHARGES        SUT             CHARGES         SUT             CHARGES          SUT
                                  -------        ---             -------         ---             -------          ---
Basic Generation Service         4.0590 cents    4.3025 cents    3.5332 cents    3.7452 cents    2.1529 cents     2.2821 cents
Market Transition Chg. (MTC)    (0.4630) cents  (0.4907) cents  (0.7616) cents  (0.8073) cents  (0.0392) cents   (0.0415) cents
Securitization Transition Chg.   0.6739 cents    0.7143 cents    0.6739 cents    0.7143 cents    0.6739 cents     0.7143 cents
MTC - Tax                        0.2413 cents    0.2558 cents    0.2413 cents    0.2558 cents    0.2413 cents     0.2558 cents
Distribution Charge              0.1470 cents    0.1558 cents    0.1470 cents    0.1558 cents    0.1470 cents     0.1558 cents
Adjustment Charges:
  Societal Benefits Charge       0.5778 cents    0.6125 cents    0.5778 cents    0.6125 cents    0.5778 cents     0.6125 cents
  Non - Utility Generation
    Transition Charge            0.4407 cents    0.4671 cents    0.4407 cents    0.4671 cents    0.4407 cents     0.4671 cents
                                 ------          ------          ------          ------          ------           ------
Total                            5.6767 cents    6.0173 cents    4.8523 cents    5.1434 cents    4.1944 cents     4.4461 cents

The MTC-Tax Charge shall be combined with the Securitization Transition Charge and the Non-Utility Generation Transition Charge shall be combined with the Market Transition Charge for Billing.



DATE OF ISSUE: February 28, 2001                     EFFECTIVE: February 7, 2001
    Issued by FRANCIS E. DELANY, Jr., Vice President and Corporate Rate Counsel
                    80 Park Plaza, Newark, New Jersey 07101
   Filed pursuant to Orders of Board of Public Utilities dated August 24, 1999 and September 17, 1999 in Docket Nos. EO97070461, EO97070462, EO97070463 and
    EF99060390

                                                                       EXHIBIT D


NOTES:
1. ALL METERS INSTALLED BY BUYER IN 230kV BAYWAY SUB.
2. BUYER'S (BW) METERS OWNED, MAINTAINED & OPERATED BY BUYER.
3. SELLER'S (ECP) METERS OWNED, MAINTAINED & OPERATED BY SELLER.
4. INVOICE METERING BASED ON ECP #1 + 2 + 3.
5. BAYWAY METERS USED FOR CHECK METERS.







                                              [GRAPH]